Exhibit 99.1

BTCS Reports Record Revenue for the Third Quarter 2025

Revenue Increases 568% Year-over-Year and 78% Sequentially to $4.94 Million

Q3 2025 Net Income Reaches $65.59 Million Driven by Ethereum Accumulation

ETH Holdings Increased to 70,322, Valued at $291.58 Million as of 9/30/25

Launched Imperium and Successfully Integrated Aave to Extend BTCS’ Ethereum-First Strategy into Decentralized Finance

Wayne, PA – (Globe Newswire – November 14, 2025) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, short for Blockchain Technology Consensus Solutions, today announced record revenue for the three and nine months ended September 30, 2025 (“Q3 2025”). The Company also released an updated investor presentation available at www.btcs.com/investors/.

“BTCS is defining the future of Ethereum infrastructure,” said Charles Allen, CEO of BTCS. “Our 2025 third quarter financial results mark a pivotal milestone as we achieved record revenue, strong profitability, and meaningful progress in executing our Ethereum-first strategy. We raised more than $200 million, launched a share repurchase program, and significantly expanded our treasury holdings while maintaining a disciplined focus on shareholder value. The increase in ETH per share highlights the success of our capital-efficient model and integrated operations.”

2025 Third Quarter Financial Highlights

●	Q3 2025 revenue of $4.94 million, up 568% YoY and up 78% QoQ.
●	Nine-month revenue for period ended September 30, 2025 was $9.40 million, up 437% YoY, exceeding full-year 2024 revenues by more than 2.3x.
●	Builder+ revenue was $3.36 million in Q3 2025, an increase of 34% QoQ and 730% YoY, driven by higher transaction volume, greater order flow, and technical optimizations across the Company’s block-building infrastructure.
●	Gross margins improved to 22% in Q3 2025 compared to (2.9%) in Q2 2025, reflecting early operating leverage from scaling activity and enhanced infrastructure efficiency.
●	Net income increased 1,590% QoQ to $65.59 million in Q3 2025, primarily driven by a $73.72 million increase in the fair value of crypto assets.
●	Net income for nine-month period ended September 30, 2025 reached $52.20 million, marking the most profitable nine-month period in Company history.

Mr. Allen added, “The launch of our third business unit, Imperium, marks a major step in our evolution as we expand into decentralized finance with a scalable, high-margin business that complements our Builder+ and NodeOps platforms. In addition, our integration of Aave with our DeFi and traditional finance strategies demonstrates our commitment to building an Ethereum-native ecosystem focused on innovation, scalability, and long-term sustainability. With a strong foundation and a clear strategic path forward, BTCS is positioned to be a leader in the Ethereum economy and deliver lasting value for our shareholders.”

Michael Prevoznik, Chief Financial Officer of BTCS, commented, “Our third quarter results highlight the strength and scalability of our business model. We achieved record revenue and profitability while expanding our ETH position to more than $290 million in value. The appreciation in Ethereum, combined with disciplined balance sheet management, drove significant unrealized gains and the strongest quarter in our history. By leveraging both traditional and decentralized financing tools, including our ATM program, ETH-backed borrowing, and convertible notes issued at above market conversion prices, we have built a flexible capital structure that supports growth, maintains shareholder alignment, and positions BTCS for long-term value creation.”

Balance Sheet

●	Total assets increased 632% to $298.86 million in Q3 2025, up 681% year-to-date, reflecting substantial ETH accumulation.
●	ETH holdings increased to 70,322 ETH, up 380% from Q2 2025 and 676% year-to-date, valued at $291.58 million as of September 30, 2025.
●	Total liabilities were $73.45 million, primarily comprised of ETH-backed borrowing and convertible notes, as the Company strategically introduced leverage to amplify ETH exposure.
●	Common shares outstanding increased to 47.1 million, up 114% sequentially, a modest dilution relative to the Company’s 392% growth in market capitalization since the beginning of 2025.

Operational Update

BTCS successfully launched its new Imperium business line, expanding the Company’s blockchain operations into decentralized finance (DeFi). Through Imperium, BTCS deploys tokens into smart contract–based protocols to earn on-chain rewards. Imperium complements the Company’s Builder+ and NodeOps operations by adding what it believes will be a high-margin, scalable revenue stream that reinforces BTCS’s integrated position across the Ethereum infrastructure stack.

Additionally, the Company became the first public company to integrate Aave, a leading decentralized lending and borrowing protocol into its operations. This on-chain integration is designed to enable the Company to generate and pursue liquidity and scalable revenue growth without shareholder dilution, while maintaining control of its assets. The initiative aligns with BTCS’s Imperium DeFi operations and its broader DeFi/TradFi Flywheel strategy, which combines decentralized finance with traditional capital markets to enhance ETH accumulation, capital efficiency, and shareholder value.

BTCS is advancing its revenue growth strategy through integrations with leading Ethereum-focused platforms such as ETHGas and NuConstruct. These integrations are designed to unlock new, scalable revenue streams while deepening BTCS’s engagement across the Ethereum ecosystem. In parallel, the Company has strengthened partnerships with prominent industry participants including Figment, WonderFi, Angstrom, and MetaMask, further expanding its Ethereum-native capabilities and reinforcing its position as a leader in institutional-grade DeFi infrastructure.

Financial Discussion

During the third quarter of 2025, BTCS achieved record financial performance driven by disciplined execution of its Ethereum-first strategy and the continued scaling of its Builder+ and Imperium operations. Revenue increased 78% sequentially to $4.94 million, while gross margin improved to 22%, reflecting enhanced block-building efficiency and early contributions from DeFi revenue through Imperium. Net income reached $65.59 million, compared to a net loss of $9.04 million in the prior-year period, primarily due to $73.72 million in unrealized gains on Ethereum holdings as ETH appreciated sharply during the quarter.

Operationally, Builder+ accounted for approximately 68% of total quarterly revenue, with NodeOps contributing 17% and Imperium representing 15% in its first full quarter of contribution. Builder+ revenues rose 34% sequentially as BTCS expanded its share of block-building activity and improved efficiency across its infrastructure. The scaling of NodeOps and Imperium, both high-margin activities, supported margin expansion. As BTCS continues to optimize infrastructure utilization and integrate its growing ETH base into operations, the Company believes it is positioned for continued margin improvement.

ETH reached all-time highs of approximately $4,946 in late August before ending the quarter below $4,200, contributing to significant valuation gains on BTCS’s growing Ethereum position. The Company strategically utilized both traditional and decentralized financing mechanisms to expand ETH exposure, raising approximately $139 million through its ATM program, issuing convertible notes with conversion prices of $5.85 and $13.00, and growing ETH-backed DeFi borrowings to $56.5 million through Aave. These initiatives increased the Company’s Ethereum holdings by 55,663 from the prior quarter, representing a 124% increase in ETH per common share (x 1,000), from 0.68 to 1.49 for Q3 2025.

BTCS made history as the first public company to issue both a dividend and a loyalty reward in Ethereum, providing shareholders who lock up their shares with direct, blockchain-based payouts. Since announcing the Bividend on August 18, 2025, short interest has declined sharply, falling from a high of approximately 5.56 million shares (≈ 13% of float) on August 15, 2025, to just 953,000 shares (≈ 2% of float) as of October 15, 2025, according to FINRA data. Complementing this, BTCS launched a $50 million share repurchase program, repurchasing approximately $4 million of common stock at an average price of $4.50 per share, roughly 15% below the average price of shares sold under its ATM program and reducing total shares outstanding by roughly 3%. Together, the Bividend and share repurchase initiatives represent decisive actions aimed at combating short-selling activity, tightening the public float, and enhancing long-term shareholder value.

About BTCS:

BTCS Inc. (“BTCS” or the “Company”), short for Blockchain Technology Consensus Solutions, is a U.S.-based Ethereum-first blockchain technology company committed to driving scalable revenue and ETH accumulation through its hallmark strategy, the DeFi/TradFi Accretion Flywheel, an integrated approach to capital formation and blockchain infrastructure. By combining decentralized finance (“DeFi”) and traditional finance (“TradFi”) mechanisms with its blockchain infrastructure operations, comprising NodeOps (staking), Builder+ (block building), and Imperium (DeFi activity), BTCS offers one of the most sophisticated opportunities for leveraged ETH exposure, driven by recurring on-chain revenue generation and a focused ETH accumulation strategy. Discover how BTCS offers operational and financial leveraged exposure to Ethereum through the public markets at www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding providing value to our shareholders, growth (including revenue growth), long-term value creation, expected results from Imperium, and improving margins. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon assumptions and are subject to various risks and uncertainties, including without limitation regulatory issues, volatility in the market price for ETH, competition, unexpected issues with Builder+, and other technological implementations, cybersecurity risks, smart contract vulnerabilities, counterparty risks in DeFi protocols and potential loss of Digital Assets, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2024 which was filed on March 20, 2025. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements, whether as a result of new information, future events, or otherwise, except as required by law.

For more information follow us on:

X: https://x.com/NasdaqBTCS

LinkedIn: https://www.linkedin.com/company/nasdaq-btcs

Facebook: https://www.facebook.com/NasdaqBTCS

Investor Relations:

Charles Allen – CEO

X: @Charles_BTCS

Email: ir@btcs.com

KCSA Strategic Communications

Valter Pinto – Managing Director

Email: BTCS@KCSA.com

Tel: (212) 896-1254

Financials

The tables below are derived from the Company’s financial statements included in its Form 10-Q filed on November 13, 2025, with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarter ended September 30, 2025 and 2024. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

BTCS Inc.

Condensed Balance Sheets

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$4,486,051	$1,977,778
Stablecoins	331,633	39,545
Crypto assets - treasury	2,304,873	646,539
Crypto assets - DeFi	161,703,903	-
Crypto assets - staked	129,171,906	35,410,144
Non-fungible tokens	191,256	-
Prepaid expenses	154,702	63,934
Total current assets	298,344,324	38,137,940

Other assets:
Investments, at value (Cost $500,000)	500,000	100,000
Property and equipment, net	11,028	7,449
Total other assets	511,028	107,449

Total Assets	$298,855,352	$38,245,389

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$86,835	$70,444
Accrued compensation	1,051,624	3,907,091
Accrued interest	681,173	-
Loans payable - DeFi protocol	56,500,000	-
Dividends payable	3,175,921	-
Warrant liabilities	855,713	267,900
Total current liabilities	62,351,266	4,245,435

Non-current liabilities:
Convertible notes payable, net	$11,099,589	$-
Total non-current liabilities	11,099,589	-

Total liabilities	73,450,855	4,245,435

Stockholders’ equity:
Preferred Stock, $0.001 par value per share; 20,000,000 shares authorized, of which:
Series V Preferred Stock; 15,671,405 and 15,033,231 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	$1,975,701	$2,646,314
Common Stock, $0.001 par value per share; 975,000,000 shares authorized; 47,075,189 and 18,717,743 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	47,075	18,718
Additional paid-in capital	311,128,354	171,283,199
Accumulated deficit	(87,746,633)	(139,948,277)
Total stockholders’ equity	225,404,497	33,999,954

Total Liabilities and Stockholders’ Equity	$298,855,352	$38,245,389

BTCS Inc.

Condensed Consolidated Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenues
Blockchain infrastructure revenues	$4,215,224	$739,157	$8,676,357	$1,751,735
DeFi revenues	723,279	-	726,843	-
Total revenues	4,938,503	739,157	9,403,200	1,751,735

Cost of revenues
Blockchain infrastructure costs	3,843,634	543,308	8,265,426	872,781
DeFi costs	6,916	-	6,916	-
Total cost of revenues	3,850,550	543,308	8,272,342	872,781

Gross profit	1,087,953	195,849	1,130,858	878,954

Operating expenses:
Professional fees	887,200	70,434	1,461,026	486,708
General and administrative	610,568	516,492	1,254,770	1,126,773
Compensation and related expenses	763,804	942,860	2,245,406	2,274,130
Research and development	145,592	213,332	548,386	523,658
Marketing	256,165	55,611	524,198	141,690
Realized (gains) losses on crypto asset transactions	4,407,773	121,964	8,567,681	(176,050)
Loss on extinguishment of debt	8,731	-	8,731	-
Total operating expenses	7,079,833	1,920,693	14,610,198	4,376,909

Other income (expenses):
Interest income	-	-	-	-
Interest expense	(1,496,529)	-	(1,718,423)	-
Change in unrealized appreciation (depreciation) of crypto assets	73,724,881	(7,396,380)	67,987,220	(237,052)
Change in fair value of warrant liabilities	(647,663)	53,437	(587,813)	195,937
Other income	-	28,000	-	28,000
Total other income (expenses)	71,580,689	(7,314,943)	65,680,984	(13,115)

Net income (loss)	$65,588,809	$(9,039,787)	$52,201,644	$(3,511,070)

Net income (loss) per share attributable to common stockholders
Basic	$1.48	$(0.56)	$1.83	$(0.22)
Diluted	$1.30	$(0.56)	$1.48	$(0.22)

Weighted-average shares of common stock used to compute net income per share:
Basic	44,233,030	16,158,032	28,575,472	15,870,343
Diluted	50,298,201	16,158,032	35,223,608	15,870,343

BTCS Inc.

Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended
	September 30,
	2025	2024

Net cash flows used in operating activities:
Net income (loss)	$52,201,644	$(3,511,070)
Adjustments to reconcile net income to net cash used in operating activities:		-
Depreciation expense	2,693	4,475
Stock-based compensation	3,850,662	1,887,800
Blockchain infrastructure revenue	(8,676,357)	(1,751,735)
DeFi revenue	(726,843)	-
Builder payments (non-cash)	8,115,551	615,035
Blockchain network fees (non-cash)	10,050	-
Change in fair value of warrant liabilities	587,813	(195,937)
Purchase of non-productive crypto assets	(191,256)	-
Amortization on debt discount and issuance costs	754,394	-
Realized losses on crypto assets transactions	8,567,681	(176,050)
Change in unrealized (appreciation) depreciation of crypto assets	(67,987,220)	237,052
Changes in operating assets and liabilities:
Stablecoins	(292,088)	(19,353)
Prepaid expenses and other current assets	(90,768)	(322,287)
Receivable for capital shares sold	-	291,440
Accounts payable and accrued expenses	16,391	211,769
Accrued compensation	(2,855,467)	340,555
Accrued interest	681,173	-
Net cash used in operating activities	(6,031,947)	(2,388,306)

Cash flows from investing activities:
Purchase of productive crypto assets for validating	(199,858,288)	(31,300)
Sale of productive crypto assets	3,431,427	562,405
Purchase of investments	(400,000)	-
Purchase of property and equipment	(8,022)	-
Sale of property and equipment	1,750	-
Net cash provided by (used in) investing activities	(196,833,133)	531,105

Cash flow from financing activities:
Net proceeds from issuance common stock/ At-the-market offering	135,160,842	653,340
Payments for shares repurchased	(3,000,000)	-
Proceeds from issuance of convertible notes, net	16,843,500	-
Proceeds from Defi borrowing	57,947,000	-
Payments to Defi borrowing	(1,447,000)	-
Payments of debt issuance costs	(130,989)	-
Net cash provided by financing activities	205,373,353	653,340

Net (decrease)/increase in cash	2,508,273	(1,203,861)
Cash, beginning of period	1,977,778	1,458,327
Cash, end of period	$4,486,051	$254,466

Supplemental disclosure of non-cash investing and financing activities:
Series V Preferred Stock Distribution	$180,688	$-
Cash paid for interest	$300,392	$-
Non-cash discount on convertible notes	$1,017,026	$-
Extinguishment of USDT-denominated debt via on-chain protocol	$1,500,000	$-
Issuance of GHO-denominated debt via on-chain protocol	$(1,500,000)	$-
Issuance of common stock upon non-cash exercise of warrants and stock options	$8,134,516	$-